FOR IMMEDIATE RELEASE

CONTACT:

Ted Karkus	Media	Investor Relations
Chairman of the Board, CEO	Karen Pineman	Carl Hymans
The Quigley Corporation	G.S. Schwartz & Co.	G.S. Schwartz & Co.
(215) 345-0919	212.725.4500	212.725.4500
	kpineman@schwartz.com	carlh@schwartz.com

TED KARKUS NAMED CEO OF THE QUIGLEY CORPORATION

--Robert V. Cuddihy, Jr. Named Chief Operating Officer--

DOYLESTOWN, Pa., July 17, 2009 -- The Quigley Corporation, (Nasdaq: QGLY), www.quigleyco.com, today announced that Ted Karkus, Chairman of the Board of The Quigley Corporation, has been appointed Chief Executive Officer by the Board of Directors of the Company.  The Company also announced today that Robert V. Cuddihy, Jr. has been appointed Chief Operating Officer.

Ted Karkus recently conducted a successful proxy contest which resulted in his slate of directors being elected to the Board of Directors of the Company.  He had been serving as interim CEO since June 12, 2009.  Mr. Karkus has 25 years of Wall Street experience and since 1996 has been providing management consulting services to emerging-growth companies.  These services have included the structuring and raising of working capital as well as assisting management in developing operational, marketing and financial strategies. Mr. Karkus was instrumental in assisting the turnaround of ID Biomedical, an influenza vaccine manufacturer, which in 2005 was sold to GalaxoSmithKline for over $1.4 billion.  He assisted the Company in establishing relationships with investment bankers, personally provided financing as well as substantial sponsorship, and successfully advocated for the restructuring of management.

Robert V. Cuddihy, Jr. has over 20 years of experience as the Chief Operating Officer and/or Chief Financial Officer of two public companies, HMG Worldwide Corporation which focused on retail, planning and merchandising, and iDNA Inc. which focused on corporate communications.  Most recently, Mr. Cuddihy served as the President of Shannon Hill Associates providing due diligence, financial structuring, and transaction negotiation services for M&A, restructurings and divestitures.

The Board of Directors offered, and Mr. Karkus accepted, the position of CEO at a salary of $750,000 (plus customary employee benefits).  The Board also offered, and Mr. Cuddihy accepted, the position of COO at a base salary of $275,000 (plus customary employee benefits) as well as an annual grant of $50,000 in the Company’s common stock.  Mr. Karkus was formerly the interim CEO and Mr. Cuddihy was formerly a financial consultant to the Company while the Board was reviewing the Company’s operations.

The Company does not have a currently effective equity compensation plan.  Accordingly, neither Mr. Karkus nor the current board members may receive stock options or stock grants unless and until such time as an equity incentive plan is adopted by shareholders.

Recent resignations of senior executives and further reductions of head count have reduced the Company’s overall payroll expense by approximately $1.75 million per year, compared to 2008 levels, even after the hiring of Mr. Karkus and Mr. Cuddihy.

The Compensation Committee of the Board of Directors was assisted by Buck Consultants in formulating the CEO compensation arrangement and has been engaged as the compensation consultant to the Compensation Committee.

Buck Consultants, a wholly owned subsidiary of ACS, began in 1916 and has grown into a diversified firm that provides consulting services to both public and private entities, large and small, covering the entire employee benefit, compensation and broader human resource management fields.  Today, Buck is one of the leading benefit and compensation consulting and actuarial services firms in the world with more than 1,500 professionals worldwide.

About The Quigley Corporation
The Quigley Corporation (Nasdaq: QGLY, http://www.Quigleyco.com) is a diversified natural health medical science company. Its Cold Remedy segment is a leading marketer and manufacturer of the COLD-EEZE® family of lozenges, gums and sugar free tablets clinically proven to cut the common cold nearly in half. COLD-EEZE customers include leading national wholesalers and distributors, as well as independent and chain food, drug and mass merchandise stores and pharmacies. The Quigley Corporation has several wholly owned subsidiaries; Quigley Manufacturing Inc. consists of an FDA approved facility to manufacture COLD-EEZE® lozenges as well as fulfill other contract manufacturing opportunities. Quigley Pharma Inc. (http://www.QuigleyPharma.com) conducts research in order to develop and commercialize a pipeline of patented botanical and naturally derived potential prescription drugs.

Forward-Looking Statements
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions, changes in interest rates, government regulations, and worldwide competition.